PROMISSORY NOTE

Date: November 13, 2007

Maker: Nevada Gold & Casinos, Inc. ("NGC")

Maker's Mailing Address: 3040 Post Oak Blvd., Suite 675
Houston, Texas 77056-6588

Holder/Payee: Louise H. Rogers, as her separate property ("Rogers")

Holder/Payee's Mailing Address: 2512 Alta Mira
Tyler, Texas 75701-7301

The terms "Maker," "NGC," "Holder/Payee," and "Rogers," and other nouns and pronouns include the plural if more than one exists. The terms "Maker," "NGC," "Holder/Payee," and "Rogers" also include their respective heirs, personal representatives, and assigns. NGC and Rogers are also collectively referred to in this Note as the "Parties" or singly as a "Party."

Place for Payment (including county): 2512 Alta Mira
Tyler, Smith County, Texas 75701-7301

Principal Amount: Two Million and No/100 Dollars ($2,000,000.00)

Annual Interest Rate: Ten percent (10%)

Terms of Payment (principal and interest):

> All principal and accrued interest is due and payable on or before January 12, 2008 (the "Maturity Date"). In the event NGC and Black Hawk Gold, Ltd. (a wholly-owned subsidiary of NGC) ("BHG"), enter into a Unit Purchase agreement with Casino America of Colorado, Inc. ("CAC"), in which CAC agrees to purchase all of BHG's ownership interest in Isle of Capri Black Hawk, L.L.C. ("IC-BH") on or before the Maturity Date, then all principal and accrued interest shall be due and payable to Rogers within three business days after CAC funds the initial $2 million. If as of the Maturity Date, NGC, BHG, and CAC have not entered into a Unit Purchase Agreement in which CAC agrees to purchase all of BHG's ownership interest in IC-BH, then NGC agrees to repay the $2 million from the proceeds of any and all notes receivable from Clay County Holdings, Inc., and/or Restaurant Connections International, Inc., on or before the Maturity Date.

Annual Interest Rate on Matured, Unpaid Amounts: Eighteen Percent (18%)

Security for Payment: January 2006 Security Agreement dated January 19, 2006, as amended, and Deed of Trust from Gold Mountain Development, L.L.C., a wholly-owned subsidiary of NGC, in favor of Rogers

covering approximately 260 acres of land located in Gilpin County, Colorado.

NGC promises to pay to the order of Louise H. Rogers at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

NGC reserves the right to prepay the entire principal due under this Note at any time prior to maturity (and in fact Rogers strongly encourages NGC to do so) without penalty, and interest shall cease on any amount so prepaid.

NGC [and each surety, guarantor, and endorser] waives all notices, demands for payment, presentations for payment, notices of intent to accelerate maturity, notice of acceleration, protests, and notices of protest. The January 2006 Security Agreement dated January 19, 2006, and any and all amendments to the January 2006 Security Agreement (collectively the "1/06 SA"), are incorporated by reference in this Note for all purposes as if fully set forth at length, and all definitions and provisions of the 1/06 SA related to default and all other matters in the 1/06 SA apply to this Note.

The Parties to this Note intend to comply with the usury laws applicable to this Note. Accordingly, the Parties agree that no provision in this Note or in any related documents (if any) shall require or permit the collection of interest in excess of the maximum rate permitted by law. If any excess interest is provided for or contracted for in this Note, or charged to NGC or any other person responsible for payment, or received by Rogers, or if any excess interest is adjudicated to be provided for or contracted for under this Note or adjudicated to be received by Rogers or her assignee or successor, then the Parties expressly agree that this paragraph shall govern and control and that neither NGC nor any other party liable for payment of the Note shall be obligated to pay the amount of excess interest. Any excess interest that may have been collected shall be, at Rogers' option, either applied as credit against any unpaid principal amount due or refunded to NGC. The effective rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under the usury laws of the State of Texas as they are now or subsequently construed by the courts of the State of Texas.

If this Note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then NGC shall pay Rogers's actual attorney's fees and expenses incurred in addition to any and all other amounts due.

This Note may not be amended or modified in any manner without the express written consent of Rogers or her attorney.

Maker:

NEVADA GOLD & CASINOS, INC.

By: [signature]
ROBERT B. STURGES, CEO